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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Cypress Bioscience, Inc. for the registration of up to $100 million of its common stock and to the incorporation by reference therein of our reports dated February 25, 2005, with respect to: (1) the financial statements of Cypress Bioscience, Inc., and (2) management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cypress Bioscience, Inc., included in its Annual Report (Form 10-K), for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
San Diego, California May 6, 2005

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  EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM